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                                                                    EXHIBIT 99


KV PHARMACEUTICAL COMPANY

                                              CONTACT:
                                              CATHERINE M. BIFFIGNANI
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              314-645-6600

                                                  [KV PHARMACEUTICAL logo]


                             FOR IMMEDIATE RELEASE



                 JURY FINDS IN FAVOR OF ETHEX/KV ON ALL CLAIMS
                AGAINST KV PHARMACEUTICAL AND ETHEX SUBSIDIARY

St. Louis, MO, March 6, 2007 - KV Pharmaceutical Company (NYSE: KVa/KVb) today reported that a Minneapolis Federal District Court jury found in favor of ETHEX/KV on all claims made against KV and its ETHEX generic drug subsidiary by the branded pharmaceutical maker Solvay Pharmaceuticals, Inc. The jury's verdict came after a trial that spanned a seven-week period.

Solvay alleged that ETHEX's promotion of its Pangestyme(TM) CN 10 and Pangestyme(TM) CN 20 pancreatic enzyme products and references to Solvay's Creon(R) 10 and Creon(R) 20 products resulted in false advertising and constituted unfair and deceptive trade practices. During the trial, Solvay sought what would have been significant compensatory damages. KV/ETHEX will vigorously oppose any attempt to overturn the verdict.

ETHEX's Chief Executive Officer, Patricia McCullough, stated: "This verdict is a clear victory over a classic ploy by a branded pharmaceutical company to discourage competition by attacking a quality generic product. We are gratified that the jury saw through Solvay's efforts to raise doubts about our products and efforts to thwart competition. The Pangestyme(TM) product lines' market share performance as compared to their branded alternatives speaks volumes about doctors' and patients' regard for the value we deliver."

ABOUT ETHEX CORPORATION
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ETHEX Corporation provides more than 100 technology distinguished, high quality, competitively priced generic and non/branded products. ETHEX Corporation markets and sells to most classes of trade with representation at drug wholesalers, retail and hospital levels.

ABOUT KV PHARMACEUTICAL COMPANY
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KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufacturers and markets controlled release and tastemasked pharmaceutical products using proprietary drug delivery and tastemasking technologies, including technologically enhanced brand-name and technological distinguished generic pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary.

SAFE HARBOR
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The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.


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All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, acquisitions, revenues, expenditures and other financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing, including as a result of so-called authorized-generic drugs; (5) new product development and launch, including the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment, including regulatory agency and judicial actions and changes in applicable law or regulations; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including timing;
(11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; (14) the outcome of a previously disclosed inquiry into the effect of certain stock option grants by an independent committee of the Company's Audit Committee and the completion of the interim financial statements for the second and third quarters of fiscal 2007; and
(15) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.